Exhibit 99.1

NEWS RELEASE
(a) FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Quintin V. Kneen
Vice President — Finance and Investor Relations
(281) 878-5612
quintin.kneen@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $1.04 PER SHARE
ON A 21% REVENUE INCREASE
     HOUSTON, TEXAS, July 25, 2007 — Grant Prideco, Inc. (NYSE:GRP) today announced results for its 2007 second quarter. Net income increased 28% to $135.0 million ($1.04 per diluted share) on a 21% increase in revenues to $522.2 million. These results compare to net income of $105.6 million ($0.79 per diluted share) on revenues of $431.8 million in last year’s second quarter.
     “We are pleased to announce another record quarter for Grant Prideco. A recovery in our Tubular Technologies and Services segment drove this quarter’s sequential improvement, complemented by continued strong performance by our Drilling Products and Services and ReedHycalog segments, the latter despite a larger than expected drop in the Canadian market,” commented Michael McShane, Chairman, President, and CEO of Grant Prideco. “Our Drilling Products and Services segment continued its impressive results with revenues increasing 32% over the same period of the prior year. Our ReedHycalog segment benefited from the acquisition of Andergauge and increased international drilling activity. While our Tubular Technology and Services segment experienced a reduction in year-over-year quarterly revenues due to softening tubular markets, revenues in this segment increased 30% from the first quarter.”
     Operating Income Margins Increase
     Consolidated revenues increased by $90.4 million, or 21%, compared to last year’s second quarter, as worldwide drilling activity increased by 3%. Consolidated operating income margins increased to 32.3% from 30.1% for the same prior-year period as a result of higher activity levels and improved pricing.

     Other Items
     Interest expense increased by $0.5 million compared to last year’s second quarter reflecting prior year borrowings to fund the Andergauge acquisition. Equity income from the Company’s investment in Voest-Alpine Tubulars (VAT) decreased $7.3 million primarily due to the timing of order deliveries.
     The Company’s effective tax rate was 29.3% for the second quarter of 2007 down from 32.7% in last year’s second quarter. The reduction in the tax rate is primarily related to a lower tax rate for our Chinese operations and a $1.6 million ($0.01 per diluted share) benefit related to the reversal of a contingent tax liability in the second quarter 2007. For fiscal 2007, the Company expects its effective tax rate to be in the range of 29% — 30%.
     SEGMENT RESULTS
     Drilling Products and Services
     Revenues for the Drilling Products and Services segment were a record $282.8 million during the quarter, representing a 32% increase over last year’s second quarter. Operating income increased by 48% to $116.4 million and operating income margins increased to 41% from 37% in last year’s second quarter. These results reflect increased volumes and a favorable product mix. Drill pipe footage sold and average sales price per foot both increased by 18% compared to last year’s second quarter. Sequentially, total backlog for this segment remained flat at $1.1 billion at June 30, 2007.
     ReedHycalog
     Revenues for the ReedHycalog segment increased by 28% to $148.3 million primarily due to incremental revenues related to the Andergauge acquisition in October 2006. Revenues increased by 11%, including the Andergauge acquisition on a pro forma basis in last year’s second quarter, as growth in international markets (especially Middle East and Europe/Africa) more than offset weakness in Canada. All product lines showed year-over-year revenue increases with the exception of coring services, which are heavily weighted to the Canadian market. Operating income increased by 15% to $46.8 million.
     Tubular Technology and Services
     Revenues for the Tubular Technology and Services segment decreased by 14% to $87.2 million. Operating income decreased by 28% to $21.0 million and operating income margins decreased to 24% from 29% in last year’s second quarter. These results reflect a decline in domestic sales of OCTG tubular products and accessories primarily at this segment’s TCA heat-

treat facility. However, sequentially this segment’s revenues and operating income increased by 30% and 61%, respectively, reflecting increased activity at TCA due to increased deep water business and Tube-Alloy with increased sales of vacuum-insulated tubing.
     Corporate and Other
     Corporate and Other operating loss for the second quarter of 2007 decreased by $3.4 million year-over-year, mostly due to improvement in the Company’s IntelliServ division. Corporate costs decreased slightly due to lower incentive costs.
     OUTLOOK
     “While Canadian drilling activity continues to be softer than expected,” commented Michael McShane, “we expect continued earnings growth in each of our three operating segments during the second half of the fiscal year. This will be partially offset by lower equity income from our VAT joint venture as it shuts down for its summer maintenance period. In total, we are increasing our earlier 2007 earnings guidance to between $4.20 and $4.25 per share, excluding unusual items.”
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit and specialty tools, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss second quarter financial results is scheduled for Thursday, July 26, 2007 at 8:30 a.m. EDT, (7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated June 28, 2007.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on

Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(Unaudited)
Revenues	$522,178	$431,784	$1,018,641	$846,209
Operating Expenses:
Cost of sales	264,049	227,365	518,127	455,894
Sales and marketing	45,424	37,305	91,011	73,285
General and administrative	33,061	28,490	66,815	56,330
Research and engineering	10,754	8,561	20,777	16,257

	353,288	301,721	696,730	601,766

Operating Income	168,890	130,063	321,911	244,443
Interest Expense	(4,059)	(3,587)	(9,128)	(7,418)
Other Expense, Net	(1,247)	(1,587)	(1,799)	(1,847)
Equity Income in Unconsolidated Affiliate	30,026	37,312	74,639	64,661

Income Before Income Taxes and Minority Interests	193,610	162,201	385,623	299,839
Income Tax Provision	(56,664)	(52,993)	(114,621)	(96,057)

Income Before Minority Interests	136,946	109,208	271,002	203,782
Minority Interests	(1,994)	(3,621)	(4,501)	(5,765)

Net Income	$134,952	$105,587	$266,501	$198,017

Basic Net Income Per Share	$1.05	$0.80	$2.08	$1.51
Basic Weighted Average Shares Outstanding	128,434	131,472	128,260	131,444

Diluted Net Income Per Share	$1.04	$0.79	$2.05	$1.48
Diluted Weighted Average Shares Outstanding	130,071	133,659	130,134	133,765

Cash Flow Data:
Depreciation and amortization	$15,164	$11,927	$29,853	$24,026
Cash provided by operating activities	203,548	122,917	266,662	186,453
Cash used in investing activities	(115,727)	(78,692)	(146,342)	(88,425)
Cash used in financing activities	(50,969)	(17,283)	(66,857)	(40,015)
Capital expenditures (a)	33,693	18,401	61,456	28,368

	June 30,	December 31,
	2007	2006
	(Unaudited)
Balance Sheet Data:
Total assets	$2,232,558	$2,022,067
Total debt	204,451	245,852
Total liabilities	613,705	659,184
Stockholders’ equity	1,618,853	1,362,883

Backlog at Period End (Unaudited)	$1,146,235	$1,181,952

(a)	Capital expenditures for property, plant and equipment excludes acquisition of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues:
Drilling Products and Services	$282,765	$213,586	$558,713	$407,845
ReedHycalog	148,344	116,239	300,249	233,030
Tubular Technology and Services	87,202	101,786	154,374	205,059
Corporate and Other	3,867	173	5,305	275

	$522,178	$431,784	$1,018,641	$846,209

Operating Income (Loss):
Drilling Products and Services	$116,430	$78,749	$229,082	$143,761
ReedHycalog	46,823	40,814	92,624	76,372
Tubular Technology and Services	20,979	29,237	34,046	60,480
Corporate and Other	(15,342)	(18,737)	(33,841)	(36,170)

	$168,890	$130,063	$321,911	$244,443

Depreciation and Amortization:
Drilling Products and Services	$3,607	$3,277	$7,240	$6,577
ReedHycalog	6,903	3,992	13,532	8,081
Tubular Technology and Services	2,431	3,064	4,999	6,162
Corporate and Other	2,223	1,594	4,082	3,206

	$15,164	$11,927	$29,853	$24,026

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$7,766	$7,519	$16,637	$12,014
ReedHycalog	15,776	5,615	26,462	7,809
Tubular Technology and Services	889	2,326	1,047	4,264
Corporate and Other	9,262	2,941	17,310	4,281

	$33,693	$18,401	$61,456	$28,368

GRANT PRIDECO, INC.
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
ADJUSTED REVENUES COMPARISON
(Unaudited)

	Three Months Ended
	June 30,
	2006		2007	$ Change	% Change
	(in 000's)
	(Pro forma)

ReedHycalog Reported Revenues	$116,240		$126,315	$10,075	9%
Andergauge Revenues	17,161	(1)	22,029	4,868	28%

Adjusted Revenues	$133,401		$148,344	$14,943	11%

(1)	The Company is disclosing 2006 pro forma revenues to include Andergauge revenues for the three months ended June 30, 2006, which was prior to the Company’s acquisition of Andergauge in October 2006, in order to provide a more meaningful revenue comparison year-over-year. The three months ended June 30, 2006 adjusted revenues are a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures.
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